Exhibit 10.5

November 19, 2002

Re:  Initial Payment of Annual Director Retainer

Dear Mr. Kennedy:

The purpose of this letter agreement (“Agreement”) is to set forth the terms upon which you will receive an Initial Payment of a portion of your annual retainer for serving as a member of the Board of Directors of JDS Uniphase Corporation (the “Company”).

1.     Retainer

As a member of the Board of Directors (a “Director”) of the Company, you will receive a retainer of $88,000 (the “Retainer”) for your service during the period from the shareholders meeting in 2002 through the annual shareholders meeting in 2003.  You will receive an initial payment of a portion of the Retainer in the lump-sum amount of $40,000 (the “Initial Payment”).  The remaining $48,000 of the Retainer will be paid to you in 12 equal monthly installments of $4,000 beginning on November 1, 2002.

The Company will report the payment of the Retainer to the Internal Revenue Service.  You acknowledge that satisfaction of all tax obligations applicable to the receipt of the Retainer is your sole responsibility.

2.     Purchase of Company Common Stock

You agree to apply the Initial Payment, which, at your election, shall be net of taxes, toward the purchase of shares of Company common stock on the open market.  In order to effectuate the purchase of the Company common stock, the Company will forward the Initial Payment to a Company designated broker in your name.  The Company designated broker will use the Initial Payment, less brokerage fees and, at your election, net of taxes, to purchase shares of Company common stock on your behalf and transfer such shares to your account.  The Company designated broker will notify you and the Company of the date on which the shares were purchased, the number of shares purchased and the purchase price per share.

3.     Vesting Schedule

The shares purchased with the Initial Payment pursuant to Section 2 above (the “Shares”) shall be subject to certain transfer restrictions and a right of repurchase, in favor of the Company, at the lesser of (a) the purchase price per Share and (b) the fair market value on the date of repurchase (the “Repurchase Right”).  For purposes of this Agreement, the term “vest” shall mean, with respect to any Shares, that such Shares are no longer subject to the Repurchase Right.  Provided that you continue to serve as a Director of the Company, the Repurchase Right shall lapse in accordance with the following schedule (the “Vesting Schedule”):

1/3 of the Shares shall vest twelve months after the Vesting Commencement Date, and an additional 1/3 of the Shares shall vest on each anniversary of the Vesting Commencement Date thereafter.  The “Vesting Commencement Date” shall be the date the Shares are purchased by the Company designated broker in your name.

Notwithstanding the foregoing Vesting Schedule, (a) in the event your service as a Director of the Company terminates due to your death, Disability or Retirement (as such terms are defined below) or (b) in the event of a Corporate Transaction, 100% of the Shares shall vest and the Repurchase Right as to unvested Shares shall automatically lapse.

In the event your service as a Director of the Company terminates for any reason other than your death, Disability or Retirement, vesting of the Shares shall cease and the unvested Shares shall be subject to the Company’s Repurchase Right.

You agree that the Shares may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of prior to the date that the Shares become vested pursuant to the Vesting Schedule.

For purposes of Section 16 of the Securities Exchange Act of 1934, you represent that you have not sold any shares of the Company during the six months immediately preceding the date of this letter and you agree not to sell any shares during the six months immediately following the date of this letter without first confirming with the Company that such sale would not result in any liability for short-swing profits under Section 16.

For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means:

(a)                      willful malfeasance by you which has a material adverse effect on the Company;

(b)                     substantial and continuing willful refusal by you to perform duties ordinarily performed by a Director of the Company or as otherwise required by applicable law;

(c)                      your conviction of a felony or misdemeanor which has a material adverse effect on the Company’s goodwill if you remain a Director of the Company; or

(d)                     willful failure by you to comply with material policies and procedures applicable to members of the Board of Directors of the Company including but not limited to the JDS Uniphase

Corporation Ethics Policy and Policy Regarding Inside Information and Securities Transactions

 “Disability” means that you would qualify for benefit payments under the long-term disability policy of the Company regardless of whether you are covered by such policy.  If the Company does not have a long-term disability plan in place, “Disability” means that you are permanently unable to carry out the responsibilities and functions of a Director of the Company by reason of any medically determinable physical or mental impairment.  You will not be considered to have incurred a Disability unless you furnish proof of such impairment sufficient to satisfy the Company in its discretion.

“Retirement” means that, following your completion of a three-year term as a Director (or such shorter term in the event you were appointed to fill a vacancy on the Board of Directors), either (a) you determine not to accept the nomination to serve an additional term as a Director or (b) you are not nominated to serve an additional term as a Director for any reason other than for Cause.

“Corporate Transaction” shall include any of the following transactions:

(a)                      a merger or consolidation in which the Company is not the surviving entity;

(b)                     the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)                      the liquidation or dissolution of the Company;

(d)                     any reverse merger in which the Company is the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or

(e)                      the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction that the Board of Directors determines shall not be a Corporate Transaction.

4.     Company Repurchase Right

The Company’s Repurchase Right shall be exercisable at any time during the ninety (90) day period following the termination of your service as a Director (the “Share Repurchase Period”).  Pursuant to the Repurchase Right, the Company has the right to repurchase all or any portion of the Shares that have not vested pursuant to the terms of the Vesting Schedule or as a result of your death, Disability or Retirement or the occurrence of a Corporate Transaction.

The Repurchase Right shall be exercisable by written notice delivered to you prior to the expiration of the Share Repurchase Period.  The notice shall indicate the number of Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not later than the last day of the Share Repurchase Period.  On the date on which the repurchase is to be effected, the Company and/or its assigns shall pay to you in cash or cash equivalents an amount equal to the lesser of (a) the purchase price per Share and (b) the fair market value on the date of repurchase for the unvested Shares which are to be repurchased from the you.

The Repurchase Right shall terminate with respect to any Shares for which it is not timely exercised.

In the event of any stock split or stock dividend, any new, substituted or additional securities distributed with respect to the Shares shall be immediately subject to the Repurchase Right, but only to the extent the Shares are at the time covered by such right.

5.     Federal Tax Consequences

Set forth below is a brief summary as of the date of this Agreement of some of the federal tax consequences of the purchase and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  YOU SHOULD CONSULT A TAX ADVISER BEFORE PURCHASING OR DISPOSING OF THE SHARES.

Section 83(b) Election For Purchase of Share Subject to Vesting.  Because the Shares have not yet vested pursuant to the Vesting Schedule set forth in this Agreement, under Section 83 of the Internal Revenue Code (the “Code”) the excess of the fair market value of the Shares on the date any forfeiture restrictions applicable to the Shares lapse over the purchase price paid for the Shares will be reportable as ordinary income on the lapse date.  For this purpose, the term “forfeiture restrictions” includes the right of the Company to repurchase the Shares pursuant to the Repurchase Right provided above.  You may elect under Code Section 83(b) to be taxed at the time the Shares are purchased, rather than when and as the Shares cease to be subject to the forfeiture restrictions.  Such election (the “83(b) Election”) must be filed with the Internal Revenue Service within thirty (30) days after the date Shares are purchased.  If the 83(b) Election is made, the excess of the fair market value of the Shares on the date of purchase over the purchase price paid for the Shares will be reportable as ordinary income.  Even though the fair market value of the Shares on the date of purchase equals the purchase price paid (and thus no tax is payable), the 83(b) Election must be made to avoid adverse tax consequences in the future.  THE FORM FOR MAKING THIS 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT.  YOU UNDERSTAND THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-

DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY YOU AS THE FORFEITURE RESTRICTIONS LAPSE.

PLEASE SIGN BUT DO NOT DATE THE 83(b) ELECTION ATTACHED TO THIS LETTER.  THE COMPANY WILL FILE THE 83(b) ELECTION ON YOUR BEHALF.  THE ADDRESS OF THE IRS SERVICE CENTER WHERE YOU FILE YOUR ANNUAL FEDERAL TAX RETURNS IS Fresno, CA 93888-0002.]

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY 83(b) ELECTION UNDER CODE SECTION 83(b), EVEN IF THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

Disposition of Shares.  If Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

*   *   *

We thank you for continued service as a Director of the Company.

Sincerely,

/s/ Christopher Dewees
Christopher Dewees
General Counsel

Enclosure: Section 83(b) Election

AGREED TO:

/s/ Kevin Kennedy
Kevin Kennedy

Date:  December 21, 2002